Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES SETTLEMENT OF LITIGATION

CLEVELAND, Ohio...December 18, 2008...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced that it reached an agreement to settle all claims with the defendants relating to the case captioned DATATRAK International, Inc. v. Ward, et al, Case No. 1:08-CV-2182.

Under the terms of the settlement agreement, in consideration for, among other things, the parties’ mutual agreement to release each other from any and all claims they may have against each other arising out of or relating to any conduct pre-dating the effective date of the Settlement Agreement, except for certain ongoing rights and obligations specified in the settlement agreement, the defendants (certain former shareholders of ClickFind, Inc.) agreed to discharge, waive and release their rights to payment of both the remaining $3.0 million principal balance and accrued interest on the promissory notes issued to Defendants in connection with the acquisition of ClickFind, Inc. by DATATRAK in 2006. In addition, pursuant to the Settlement Agreement, DATATRAK has agreed to make equal periodic payments to Mr. Jim Bob Ward totaling $140,000, during the one-year period starting November 1, 2008 and ending on October 31, 2009.

Dr. Jeffrey A. Green, DATATRAK’s Chief Executive Officer, said “This settlement is in the best interests of all parties and relieves the Company of a significant liability. Coupled with our new selling initiatives and our streamlined expense base, this settlement will further strengthen our balance sheet allowing DATATRAK to better promote, sell and deliver our superior DATATRAK eClinical™ technology platform.”

Mr. Jim Bob Ward, one of the defendants and the founder and former chief executive officer of ClickFind, Inc., stated, “We are pleased to have reached a settlement that we believe is in the best interests of all parties. As shareholders ourselves, we look forward to supporting DATATRAK’s efforts to promote the benefits of its eClinical solution in the global EDC market.”

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; delisting of the Company’s common shares from the Nasdaq Capital Market; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:

Jeffrey A. Green, Pharm.D., FCP Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Ray Merk Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x181